Changes in Investment Policy:

Dividend, Interest & Premium Strategy

Effective October 28, 2015, Dividend, Interest & Premium Strategy rescinded its non-fundamental policy regarding writing call options on equity indexes such that the underlying values of the indexes are approximately 100% of the net asset value of the Fund’s equity component, and adopted a revised non-fundamental policy to normally write call options on equity indexes such that the underlying value of the indexes is within a range of approximately 75% to 100% of the net asset value of the Fund’s equity component.  The exact policy of the Dividend, Interest & Premium Strategy with respect to writing call options that was in effect prior to October 28, 2015 is set forth below:

In implementing the Dividend, Interest & Premium Strategy’s Index Option Strategy, the Fund will “sell” or “write” call options on equity indexes such that the underlying value of the indexes is approximately equal to (and does not exceed) the net asset value of the Fund’s Equity Component – i.e., approximately 75% of the Fund’s net assets, subject to future fluctuations in the assets attributable to the Equity Component and annual rebalancings.  For these purposes, the Fund treats options on indexes as being written on securities having an aggregate value equal to the face or notional amount of the index subject to the option.

The newly adopted non-fundamental policy of the Fund with respect to writing call options is set forth below:

Dividend, Interest & Premium Strategy will employ its strategy of writing (selling) call options on equity indexes such that the underlying value of the indexes is within a range of approximately 75% to 100% of the net asset value of the Fund’s Equity Component under normal market conditions, subject to future fluctuations in the assets attributable to the Equity Component and annual rebalancings.  However, the underlying value of the indexes may be below 75% of the net asset value of the Equity Component in unusual market conditions.  For these purposes, the Fund treats options on indexes as being written on securities held by the Fund having an aggregate value equal to the face or notional amount of the index subject to the options.